[LETTERHEAD OF NEFF + RICCI LLP]




               Independent Certified Public Accountants' Consent

We have issued our report dated July 25, 2003, accompanying the consolidated financial statements of Alamogordo Financial Corporation, which are included in the Annual Report on Form 10-KSB for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8 (333-66942).


/s/ Neff + Ricci LLP

Albuquerque, New Mexico
September 26, 2003